Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 26, 2008 on the financial statements of 1st Source Monogram Funds, series funds of The Coventry Group, as of September 30, 2008 and for the periods indicated therein and to the references to our firm in the prospectus and the Statements of Additional Information in this Post-Effective Amendment to the Wasatch Funds, Inc.’s Registration Statement on Form N-1A.

/s/ COHEN FUND AUDIT SERVICES, LTD.

COHEN FUND AUDIT SERVICES, LTD.

Westlake, Ohio

January 28, 2010